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                              EMPLOYMENT AGREEMENT


                  AGREEMENT dated May 6, 2005 between Take-Two Interactive Software, Inc., a Delaware corporation (the "Employer" or the "Company"), and Paul Eibeler (the "Employee").

                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, Employer and Employee entered into a letter Agreement dated April 14, 2004 (the "Letter Agreement") which contemplates that Employer and Employee would enter into this Agreement; and


                  WHEREAS, the Employer desires to employ the Employee as its Chief Executive Officer and President and to be assured of his services as such on the terms and conditions hereinafter set forth; and

                  WHEREAS, the Employee is willing to accept such employment on such terms and conditions;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Employer and the Employee hereby agree as follows:

                  1. Term. Employer hereby agrees to employ Employee, and Employee hereby agrees to serve Employer for a three-year period commencing effective as of February 1, 2005 (the "Effective Date") (such period being herein referred to as the "Initial Term," and any year commencing on the Effective Date or any anniversary of the Effective Date during the Initial Term or any Renewal Term (as defined below) hereunder being hereinafter referred to as an "Employment Year"). After the Initial Term, this Agreement may be renewed by written agreement signed by both Employer and Employee for successive one-year periods (each such period being referred to as a "Renewal Term").

                  2. Employee Duties.

                           (a) During the term of this Agreement, the Employee
shall have the duties and responsibilities of Chief Executive Officer and President of the Employer, reporting directly to the Board of Directors of Employer (the "Board"). It is understood that such duties and responsibilities shall be reasonably related to the Employee's position.

                           (b) The Employee shall devote substantially all of
his business time, attention,
knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company. The principal place of performance by the Employee of his duties hereunder shall be the Company's principal executive offices in New York, although the Employee may be required to travel outside of the area where the Company's principal executive offices are located in connection with the business of the Company.


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                  3. Compensation.

                           (a) During the term of this Agreement, the Employer
shall pay the Employee a salary (the "Salary") at a rate of $750,000 per annum in respect of each Employment Year, payable in equal installments bi-weekly. Such Salary shall be reviewed annually by the Board and may be increased (but not decreased) from time to time at the discretion of the Board.

                           (b) The Employee shall be paid an annual cash bonus
equal to 100% of Employee's then current Salary in respect of each fiscal year, commencing with the year ending October 31, 2005, provided that the Employee and the Company achieve certain performance targets to be mutually agreed. The actual bonus may be more or less than the target payment based upon a reasonable assessment of Employee's performance against the mutually agreed targets and results of operations of Employer. The bonus hereunder shall be paid within sixty (60) days after the end of the applicable fiscal year.

                           (c) It is acknowledged that Employee previously
received options to purchase 300,000 shares of common stock pursuant to the Letter Agreement. The Employee shall receive 75,000 shares of restricted stock under the Company's Incentive Stock Plan vesting as to one-third of the shares on each of the first, second and third anniversaries of the date hereof, subject to stockholder approval of an increase in the number of shares available for issuance under such plan.

                           (d) The Company shall provide a car to Employee and
shall pay the costs associated therewith, including a lease expense of $1,000 per month.

                           (e) The Employee shall be entitled to receive a $1
million life insurance policy, the premiums for which shall be paid by the Company.

                           (f) In addition to the foregoing, the Employee shall
be entitled to such other cash bonuses and such other compensation in the form of stock, stock options or other property or rights as may from time to time be awarded to him by the Board during or in respect of his employment hereunder.

                  4. Benefits.

                           (a) During the term of this Agreement, the Employee
shall have the right to receive or participate in all benefits and plans which the Company currently offers and which the Company may from time to time institute during such period for its employees and for which the Employee is eligible. Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary or any other obligation payable to the Employee pursuant to this Agreement.


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                           (b) During the term of this Agreement, the Employee
will be entitled to the number of paid holidays, personal days off, vacation days and sick leave days in each calendar year as are determined by the Company from time to time (provided that in no event shall vacation time be fewer than four (4) weeks per Employment Year). Such vacation may be taken in the Employee's discretion with the prior approval of the Employer, and at such time or times as are not inconsistent with the reasonable business needs of the Company.

                  5. Travel Expenses. All travel and other expenses incident to the rendering of services reasonably incurred on behalf of the Company by the Employee during the term of this Agreement shall be paid by the Employer. If any such expenses are paid in the first instance by the Employee, the Employer shall reimburse him therefor on presentation of appropriate receipts for any such expenses.

                  6. Termination. Notwithstanding the provisions of Section 1 hereof, the Employee's employment with the Employer may be earlier terminated as follows:

                           (a) By action taken by the Board, the Employee may be
discharged for cause (as hereinafter defined), effective as of such time as the Board shall determine. Upon discharge of the Employee pursuant to this Section 6(a), the Employer shall have no further obligation or duties to the Employee, except for payment of Salary through the effective date of termination, and the Employee shall have no further obligations or duties to the Employer, except as provided in Section 7.

                           (b) In the event of (i) the death of the Employee or
(ii) by action of the Board and the inability of the Employee, by reason of physical or mental disability, to continue substantially to perform his duties hereunder for a period of 180 consecutive days, during which 180 day period Salary and any other benefits hereunder shall not be suspended or diminished. Upon any termination of the Employee's employment under this Section 6(b), Employer shall pay to Employee (or Employee's estate), in a lump sum, any unpaid compensation under Section 3 of this agreement through the date of termination, including any pro-rated annual bonus to which Employee would have been entitled had this Agreement not been terminated. Employee (or Employee's estate) may exercise all options granted to Employee within the ninety (90) day period following the date of termination to the extent such options are exercisable as of the date of termination. Employer shall have no further obligations or duties to the Employee (or to Employee's estate), and in the case of termination under this Section by action of the Board, Employee shall have no further obligations or duties to the Employer, except as provided in Section 7. Employer may obtain disability insurance naming Employee as an insured and as beneficiary, for which Employer shall pay all premiums.

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                           (c) In the event that Employee's employment with the
Employer is terminated by action taken by the Board without cause (as defined below), then the Employer shall have no further obligation or duties to Employee, except for payment of the amounts described below, and Employee shall have no further obligations or duties to the Employer, except as provided in
Section 7. In the event of such termination, the Employer shall continue to pay Employee's then current Salary, health insurance, car allowance and life insurance to the Employee for a period of twelve (12) months following termination, all options and restricted stock granted to Employee shall immediately vest, and Employee may exercise such options during the ninety (90) day period following the date of termination. Employee shall not be required to take any action in mitigation of Employer's obligations to Employee under this Section.

                           (d) For purposes of this Agreement, the Company shall
have "cause" to terminate the Employee's employment under this Agreement upon
(i) the failure by the Employee to substantially perform his duties under this Agreement, (ii) the engaging by the Employee in criminal misconduct (including embezzlement and criminal fraud) which is materially injurious to the Company, monetarily or otherwise, (iii) the conviction of the Employee of a felony or
(iv) gross negligence on the part of the Employee that is materially injurious to the Company, monetarily or otherwise. The Company shall give written notice to the Employee, which notice shall specify the grounds for the proposed termination and the Employee shall be given thirty (30) days to cure if the grounds arise under clauses (i) or (iv) above.

                           (e) In the event that Employee's employment with the
Employer is terminated upon a Change in Control (as hereinafter defined), then the Employer shall have no further obligation or duties to Employee, except for payment of the amounts described below, and Employee shall have no further obligations or duties to the Employer, except as provided in Section 7. In the event of such termination, the Employer shall pay to the Employee (with appropriate deductions for taxes) an amount equal to 1.5 times the total of Employee's then current Salary and bonus (deemed earned). All amounts payable to the Employee pursuant to this Section 6(e) shall be paid in one lump-sum payment payable immediately upon such termination, and all options and shares of restricted stock granted to Employee shall immediately vest and Employee may exercise the options during the ninety (90) day period following the date of termination.

                           (f) For purposes of this Agreement a "Change in
Control" shall be deemed to occur (i) upon the election of directors constituting a change in a majority of the Board following the acquisition by any person, entity or group of beneficial ownership of twenty percent (20%) or more of either the outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) upon a merger or consolidation of the Company with any other corporation, which results in the stockholders of the Company prior thereto continuing to represent less than 80 percent of the combined voting power of the voting securities of the Company or the surviving entity after the merger; or (iii) upon the liquidation of the Company or the sale of all, or substantially all, of the assets of the Company.


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                           (g) For the purposes of this Agreement, Employee
shall be deemed to have been terminated by action taken by the Board without cause if the Company terminates his employment for any reason other than for Cause in strict accordance with Section 6(d) above or if Employee terminates his employment after (i) a material diminution in his title, status, position or responsibilities or his reporting responsibility as specified in Section 2(a) or the assignment to Employee of duties that are inconsistent with Employee's title, position or responsibilities; (ii) a material diminution of Employee's Salary, (iii) a material reduction in fringe benefits unless applicable generally to all senior officers of the Company, or (iv) the Company's requiring, without the written consent of Employee, that he be based at any office or location outside the City of New York or the counties of Westchester, Nassau or Suffolk, New York.

                           (h) In the event that this Agreement is not renewed
or the Employee is terminated without cause, the Company shall either (i) waive the non-competition and non-solicitation provisions of Sections 7(b) and 7(c) below or (ii) during the one-year term of such provisions, pay to Employee his then-current annual Salary and car allowance and continue to provide Employee with health insurance benefits. Employee shall return any vehicle of the Company in his possession on or before the end of the one-year period following the term of his employment.


                  7. Confidentiality; Noncompetition.

                           (a) The Employer and the Employee acknowledge that
the services to be performed by the Employee under this Agreement are unique and extraordinary and, as a result of such employment, the Employee will be in possession of confidential information relating to the business practices of the Company. The term "confidential information" shall mean any and all information (verbal and written) relating to the Company or any of its affiliates, or any of their respective activities, other than general business practices not unique to the Company but commonly practiced in the interactive entertainment industry and such information which can be shown by the Employee to be in the public domain or otherwise known to the public (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 7(a), including, but not limited to, information relating to: trade secrets, personnel lists, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing and selling and servicing. The Employee agrees that he will not, during or for a period of two years after the termination of employment, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by the Employee during his employment by Employer, without the prior written consent of Employer; provided, however, that the Employee understands that Employee will be prohibited from misappropriating any trade secret at any time during or after the termination of employment. Nothing in this Agreement shall prohibit Employee from discussing or revealing Confidential Information with Employee's attorney or as otherwise required by a court of competent jurisdiction or under applicable law.


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                           (b) The Employee hereby agrees that he shall not,
during the period of his employment and for a period of one (1) year following such employment, directly or indirectly, within any county (or adjacent county) in any State within the United States or territory outside the United States in which the Company is engaged in business during the period of the Employee's employment or on the date of termination of the Employee's employment, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the Company's business activities.

                           (c) The Employee hereby agrees that he shall not,
during the period of his employment and for a period of one (1) year following such employment, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company's business activities including, without limitation, the solicitations of the Company's customers, or persons then listed on the personnel lists of the Company. At no time during the term of this Agreement, or thereafter shall the Employee directly or indirectly, disparage the commercial, business or financial reputation of the Company, except that truthful testimony or other submission to a court or other government authority shall not constitute disparagement hereunder.

                           (d) For purposes of clarification, but not of
limitation, the Employee hereby acknowledges and agrees that the provisions of subparagraphs 7(b) and (c) above shall serve as a prohibition against him, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by a representative of the Company, including the Employee, (but only to the extent such person or entity was so associated with the Company during the time of the Employee's employment by the Company, or at the termination of Employee's employment), to discontinue or alter his, her or its relationship with the Company.


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                           (e) Upon the termination of the Employee's employment
for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Employee including all copies thereof, shall be promptly returned to the Company.

                           (f) (i) The Employee agrees that all processes,
technologies and inventions ("Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during his employment by Employer shall belong to the Company, provided that such Inventions grew out of the Employee's work with the Company are related in any manner to the business (commercial or experimental) of the Company or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Employee shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of his inventorship;

                                (ii) If any Invention is described in a patent
application or is disclosed to third parties, directly or indirectly, by the Employee within two years after the termination of his employment by the Company, it is to be presumed that the Invention was conceived or made during the period of the Employee's employment by the Company; and

                                (iii) The Employee agrees that he will not
assert any rights to any Invention as having been made or acquired by him prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

                           (g) The Company shall be the sole owner of all
products and proceeds of the Employee's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Employee may acquire, obtain, develop or create in connection with and during the term of the Employee's employment hereunder, free and clear of any claims by the Employee (or anyone claiming under the Employee) of any kind or character whatsoever (other than the Employee's right to receive payments hereunder). The Employee shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such properties.


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                           (h) The parties hereto hereby acknowledge and agree
that (i) the Company would be irreparably injured in the event of a material breach by the Employee of any of his obligations under this Section 7, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) the Company shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

                           (i) The parties hereto hereby acknowledge that, in
addition to any other remedies the Company may have under Section 7(h) hereof, the Company shall have the right and remedy to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Employee as the result of any transactions constituting a material breach of any of the provisions of Section 7, and the Employee hereby agrees to account for any pay over such Benefits to the Company.

                           (j) Each of the rights and remedies enumerated in
Section 7(h) and 7(i) shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

                           (k) If any provision contained in this Section 7 is
hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

                           (l) If any provision contained in this Section 7 is
found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope or other provision and in its reduced form any such restriction shall thereafter be enforceable as contemplated hereby.

                           (m) It is the intent of the parties hereto that the
covenants contained in this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Employee hereby acknowledging that said restrictions are reasonably necessary for the protection of the Company). Accordingly, it is hereby agreed that if any of the provisions of this Section 7 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.


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                  8. General. This Agreement is further governed by the
following provisions:

                           (a) Notices. All notices relating to this Agreement
shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.


                  To the Employer:

                           Take-Two Interactive Software, Inc.
                           622 Broadway
                           New York, New York 10012
                           Attention:  General Counsel

                  To the Employee:

                           Paul Eibeler
                           41 Frost Creek Drive
                           Lattingtown, NY 11560

                  and to the Employee's attorney

                           Timothy C. O'Rourke
                           2 Westgate Court
                           Glen Cove, NY 11542

                           (b) Parties in Interest. Employee may not delegate
his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

                           (c) Entire Agreement.Other than the terms of the
options granted to Employee with the Letter Agreement and as set forth in
Section 6 of a Separation Agreement dated June 4, 2003, this Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the employment of the Employee by the Employer (including the Letter Agreement) and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.


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                           (d) Governing Law. This Agreement shall be governed
by and construed in accordance with the laws of the State of New York. Employee agrees to and hereby does submit to jurisdiction before any state or federal court of record in New York County or in the state and county in which such violation may occur, at Employer's election. Any claim, dispute or disagreement in respect of this Agreement shall be brought only in New York State Courts located in New York County or the United States District Court for the Southern District of New York. If any legal action or other proceeding is brought for the enforcement of this Agreement, the successful or prevailing party or parties shall be entitled to recover all costs, disbursements and allowances, including reasonable attorney's fees incurred in any way to that action or proceeding (hereafter "Costs"), in addition to any other relief to which he or it may be entitled. In the event each party hereto prevails on a certain issue or issues, then the prevailing party on each such issue shall be entitled to recover all Costs incurred with respect to the issue(s) on which the party prevailed, with the amount of such Costs to be calculated on a pro-rata basis if there is no other reasonable way to ascertain them.

                           (e) Warranty. Employee hereby warrants and represents
as follows:

                                    (i) That the execution of this Agreement and
the discharge of Employee's obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between Employee and any other party or parties.

                                    (ii) Employee has ideas, information and
know-how relating to the type of business conducted by Employer, and Employee's disclosure of such ideas, information and know-how to Employer will not conflict with or violate the rights of any third party or parties.

                                    (iii) Employee will not disclose any trade
secrets relating to the business conducted by any previous employer and agrees to indemnify and hold Employer harmless for any liability arising out of Employee's use of any such trade secrets.

                           (f) Severability. In the event that any term or
condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

                           (g) Execution in Counterparts. This Agreement may be
executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Employer agrees to pay simultaneously with the execution of this Agreement, Employee's reasonable attorney's fees incurred in connection with this Agreement.


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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.

                                         TAKE-TWO INTERACTIVE SOFTWARE, INC.


                                         By: /s/ Karl H. Winters
                                         --------------------------------------
                                         Name: Karl H. Winters
                                         Title: Chief Financial Officer




                                         /s/ Paul Eibeler
                                         --------------------------------------
                                         Paul Eibeler



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